                         PRINCIPAL INVESTORS FUND, INC.
                              AMENDED AND RESTATED
                             SUB-ADVISORY AGREEMENT
                  COLUMBUS CIRCLE INVESTORS SUB-ADVISED SERIES

AGREEMENT executed as of December 15, 2006, by and between PRINCIPAL MANAGEMENT
CORPORATION (hereinafter called "the Manager"), and COLUMBUS CIRCLE INVESTORS
("CCI") (hereinafter called "the Sub-Adviser").

                                                 W I T N E S S E T H:

WHEREAS, the Manager is the manager and investment adviser to each Series of
Principal Investors Fund, Inc., (the "Fund"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the
"1940 Act"); and

WHEREAS, the Manager desires to retain the Sub-Adviser to furnish it with investment advisory services with respect to all or a portion of the portfolio assets of each Series of the Fund identified in Appendix A hereto (hereinafter called "Series"), which the Manager has agreed to provide to the Fund, and the
Sub-Adviser desires to furnish such services; and

WHEREAS, The Manager has furnished the Sub-Adviser with copies properly certified or authenticated of each of the following and will promptly provide the Sub-Adviser with copies properly certified or authenticated of any amendment or supplement thereto:

     (a) Management Agreement (the "Management Agreement") with the Fund;

     (b) The Fund's registration statement and financial statements as filed with the Securities and Exchange Commission; and

     (c) Policies, procedures or instructions adopted or approved by the Board of Directors of the Fund relating to obligations and services to be provided by the Sub-Adviser.

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as follows:

     1.  Appointment of Sub-Adviser

         In accordance with and subject to the Management Agreement, the Manager hereby appoints the Sub-Adviser to perform the services described in
         Section 2 below for investment and reinvestment of the securities and other assets of each Series, subject to the control and direction of the Manager and the Fund's Board of Directors, for the period and on the terms hereinafter set forth. The Sub-Adviser accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.

     2. Obligations of and Services to be Provided by the Sub-Adviser

         The Sub-Adviser will:

         (a)   Provide investment advisory services, including but not limited to research, advice and supervision for each Series.

         (b)   Furnish to the Board of Directors of the Fund for approval (or any appropriate committee of such Board), and revise from time to time as conditions require, a recommended investment program for each Series consistent with each Series investment objective and policies.

         (c)   Implement the approved investment program by placing orders for the purchase and sale of securities without prior consultation with the Manager and without regard to the length of time the securities have been held, the resulting rate of portfolio turnover or any tax considerations, subject always to the
               provisions of the Fund's registration statement, Articles of
               Incorporation and Bylaws and the requirements of the 1940 Act, as each of the same shall be from time to time in effect.

         (d)   Advise and assist the officers of the Fund, as requested by the officers, in taking such steps as are necessary or appropriate to carry out the decisions of its Board of Directors, and any appropriate committees of such Board, regarding the general conduct of the investment business of each Series.

         (e)   Maintain, in connection with the Sub-Adviser's investment
               advisory services obligations, compliance with the 1940 Act and the regulations adopted by the Securities and Exchange Commission thereunder and the Series' investment strategies and restrictions as stated in the Fund's prospectus and statement of additional information.

         (f)   Report to the Board of Directors of the Fund at such times and in such detail as the Board of Directors may reasonably deem
               appropriate in order to enable it to determine that the
               investment policies, procedures and approved investment program of each Series are being observed.

         (g)   Upon request, provide assistance and recommendations for the determination of the fair value of certain securities when reliable market quotations are not readily available for purposes of calculating net asset value in accordance with procedures and methods established by the Fund's Board of Directors.

         (h)   Furnish, at its own expense, (i) all necessary investment and management facilities, including salaries of clerical and other personnel required for it to execute its duties faithfully, and
               (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment advisory affairs of each Series.

          (i)  Open  accounts  with   broker-dealers   and  futures   commission
               merchants ("broker-dealers"), select broker-dealers to effect all transactions  for each Series,  place all  necessary  orders with broker-dealers or issuers (including affiliated  broker-dealers),
               and  negotiate   commissions,   if  applicable.   To  the  extent
               consistent with applicable law,  purchase or sell orders for each
               Series may be aggregated  with  contemporaneous  purchase or sell orders  of  other  clients  of the  Sub-Adviser.  In  such  event allocation of  securities  so sold or  purchased,  as well as the expenses  incurred  in  the  transaction,  will  be  made  by the
               Sub-Adviser  in the manner the  Sub-Adviser  considers  to be the most equitable and consistent  with its fiduciary  obligations to the Fund and to other  clients.  The  Sub-Adviser  will report on such  allocations at the request of the Manager,  the Fund or the
               Fund's  Board of  Directors  providing  such  information  as the number of aggregated trades to which each Series was a party, the broker-dealers  to whom such trades were  directed  and the basis for the  allocation for the aggregated  trades.  The  Sub-Adviser shall use its best efforts to obtain  execution  of  transactions for each Series at prices  which are  advantageous  to the Series and at  commission  rates that are  reasonable in relation to the benefits received. However, the Sub-Adviser may select brokers or dealers on the basis that they  provide  brokerage,  research  or other  services  or products  to the  Sub-Adviser.  To the extent consistent  with applicable law, the Sub-Adviser may pay a broker or dealer an amount of  commission  for  effecting  a  securities transaction  in excess  of the  amount  of  commission  or dealer spread  another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines in good faith that such amount of  commission is reasonable in relation to the value of the brokerage and research  products and/or services  provided by such broker or dealer.  This  determination,  with  respect to brokerage and research products and/or services, may be viewed in terms  of  either  that  particular  transaction  or the  overall responsibilities  which the  Sub-Adviser  and its affiliates have with  respect to each  Series as well as to  accounts  over which they  exercise  investment  discretion.  Not all such services or products need be used by the  Sub-Adviser in managing the Series.
               In  addition,  joint  repurchase  or  other  accounts  may not be utilized by the Series except to the extent  permitted  under any exemptive  order  obtained by the  Sub-Adviser  provided that all conditions of such order are complied with.

          (j)  Maintain  all  accounts,  books and records  with respect to each
               Series as are required of an  investment  advisor of a registered investment  company  pursuant  to the  1940  Act  and  Investment
               Advisers Act of 1940 (the  "Investment  Advisers  Act"),  and the
               rules thereunder,  and furnish the Fund and the Manager with such
               periodic  and  special   reports  as  the  Fund  or  Manager  may
               reasonably  request.  In compliance with the requirements of Rule
               31a-3 under the 1940 Act, the Sub-Adviser  hereby agrees that all records that it maintains for each Series are the property of the
               Fund,  agrees to preserve for the periods described by Rule 31a-2 under the 1940 Act any records that it  maintains  for the Series and that are  required to be  maintained  by Rule 31a-1 under the
               1940 Act, and further  agrees to  surrender  promptly to the Fund any records  that it  maintains  for a Series upon request by the
               Fund or the Manager.  The Sub-Adviser has no  responsibility  for the  maintenance  of Fund records  except  insofar as is directly related to the services the Sub-Adviser provides to a Series.

         (k)   Observe and comply with Rule 17j-1 under the 1940 Act and the
               Sub-Adviser's Code of Ethics adopted pursuant to that Rule as the same may be amended from time to time. The Manager acknowledges receipt of a copy of Sub-Adviser's current Code of Ethics.
               Sub-Adviser shall promptly forward to the Manager a copy of any material amendment to the Sub-Adviser's Code of Ethics along with certification that the Sub-Adviser has implemented procedures for administering the Sub-Adviser's Code of Ethics.

         (l)   From time to time as the Manager or the Fund may request, furnish the requesting party reports on portfolio transactions and reports on investments held by a Series, all in such detail as the Manager or the Fund may reasonably request. The Sub-Adviser will make available its officers and employees to meet with the
               Fund's Board of Directors at the Fund's principal place of business on due notice to review the investments of a Series.

         (m)   Provide such information as is customarily provided by a
               sub-adviser and may be required for the Fund or the Manager to comply with their respective obligations under applicable laws, including, without limitation, the Internal Revenue Code of 1986, as amended (the "Code"), the 1940 Act, the Investment Advisers
               Act, the Securities Act of 1933, as amended (the "Securities
               Act"), and any state securities laws, and any rule or regulation thereunder.

(n)            Perform quarterly and annual tax compliance tests to monitor each
               Series' compliance with Subchapter M of the Code. The Sub-Adviser shall notify the Manager immediately upon having a reasonable basis for believing that a Series has ceased to be in compliance or that it might not be in compliance in the future. If it is determined that a Series is not in compliance with the
               requirements noted above, the Sub-Adviser, in consultation with the Manager, will take prompt action to bring the Series back into compliance (to the extent possible) within the time
               permitted under the Code.

         (o)   Provide a copy of the Sub-Adviser's Form ADV and any amendments thereto contemporaneously with the filing of such documents with the Securities and Exchange Commission or other regulatory agency.

         (p)   Vote proxies received on behalf of the Series in a manner
               consistent with Sub-Adviser's proxy voting policies and
               procedures and provide a record of votes cast containing all of the voting information required by Form N-PX in an electronic format to enable the Series to file Form N-PX as required by SEC rule.

         (q)   Respond to tender offers, rights offerings and other voluntary corporate action requests affecting securities held by the Fund and complete and file notices of claims in connection with class action lawsuits concerning securities owned by the Fund.

     3.  Prohibited Conduct

         In providing the services described in this agreement, the Sub-Adviser will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by
         Principal Life Insurance Company regarding transactions for the Fund in securities or other assets.

     4.  Compensation

         As full compensation for all services rendered and obligations assumed by the Sub-Adviser hereunder with respect to each Series, the Manager shall pay the compensation specified in Appendix A to this Agreement.

     5.  Liability of Sub-Adviser

         Neither the Sub-Adviser nor any of its directors, officers, employees, agents or affiliates shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from any error of judgment made in the good faith exercise of the
         Sub-Adviser's investment discretion in connection with selecting investments for a Series or as a result of the failure by the Manager or any of its affiliates to comply with the terms of this Agreement, except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the
         Sub-Adviser or any of its directors, officers, employees, agents, or affiliates.

     6.  Supplemental Arrangements

         The Sub-Adviser may enter into arrangements with other persons affiliated with the Sub-Adviser or with unaffiliated third parties to better enable the Sub-Adviser to fulfill its obligations under this
         Agreement for the provision of certain personnel and facilities to the
         Sub- Adviser, subject to written notification to and approval of the
         Manager and, where required by applicable law, the Board of Directors of the Fund.

     7.  Regulation

         The Sub-Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this
         Agreement any information, reports or other material which any such body may request or require pursuant to applicable laws and regulations.

     8.  Duration and Termination of This Agreement

         This Agreement shall become effective on the latest of (i) the date of its execution, (ii) the date of its approval by a majority of the Board of Directors of the Fund, including approval by the vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, the Sub-Adviser, Principal Life Insurance Company or the
         Fund cast in person at a meeting called for the purpose of voting on such approval or (iii) if required by the 1940 Act, the date of its approval by a majority of the outstanding voting securities of the
         Series. It shall continue in effect thereafter from year to year provided that the continuance is specifically approved at least annually either by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Series and in either event by a vote of a majority of the Board of Directors of the
         Fund who are not interested persons of the Manager, Principal Life
         Insurance Company, the Sub-Adviser or the Fund cast in person at a meeting called for the purpose of voting on such approval.

         If the shareholders of a Series fail to approve the Agreement or any continuance of the Agreement in accordance with the requirements of the
         1940 Act, the Sub-Adviser will continue to act as Sub-Adviser with respect to the Series pending the required approval of the Agreement or its continuance or of any contract with the Sub-Adviser or a different manager or sub-adviser or other definitive action; provided, that the compensation received by the Sub-Adviser in respect to the Series during such period is in compliance with Rule 15a-4 under the 1940 Act.

         This Agreement may be terminated at any time without the payment of any penalty by the Board of Directors of the Fund or by the Sub-Adviser,
         the Manager or by vote of a majority of the outstanding voting securities of the Series on sixty days written notice. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section 8, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person," "assignment" and "voting security") shall be applied.

     9.  Amendment of this Agreement

         No material amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the holders of a majority of the outstanding voting securities of the Series and by vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, the Sub-Adviser, Principal Life
         Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval.

     10. General Provisions

         (a)  Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in
              accordance with and governed by the laws of the State of Iowa. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         (b)  Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage pre-paid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Manager for this purpose shall be
              Principal Financial Group, Des Moines, Iowa 50392-0200, and the
              address of the Sub-Adviser shall be Columbus Circle Investors,
              Metro Center, One Station Place, Stamford CT 06902.

         (c)  The Sub-Adviser will promptly notify the Manager in writing of the occurrence of any of the following events:

              (1) the Sub-Adviser fails to be registered as an investment adviser under the Investment Advisers Act or under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment advisor in order to perform its obligations under this Agreement.

              (2) the Sub-Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body,
                  involving the affairs of a Series.

         (d)  The Manager shall provide (or cause the Series custodian to provide) timely information to the Sub-Adviser regarding such matters as the composition of the assets of a Series, cash requirements and cash available for investment in a Series, and all other reasonable information as may be necessary for the
              Sub-Adviser to perform its duties and responsibilities hereunder.

         (e) This Agreement contains the entire understanding and agreement of the parties.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

                                                          PRINCIPAL MANAGEMENT CORPORATION

                                                          By _/s/ Michael J. Beer____________________
                                                             Michael J. Beer, Executive Vice President

                                                          COLUMBUS CIRCLE INVESTORS

                                                          By /s/ Frank A Cuttita_____________________
                                                             Frank A. Cuttita, Managing Director and
                                                             Chief Administrative Officer

                                   APPENDIX A

CCI shall serve as investment sub-adviser for each Series identified below. The
Manager will pay CCI, as full compensation for all services provided under this
Agreement, a fee, computed and paid monthly, at an annual rate as shown below of the Series' net assets managed by CCI as of the first day of each month allocated to CCI's management.

In calculating the fee for a series included in the table, assets of any unregistered separate account of Principal Life Insurance Company and any investment company sponsored by Principal Life Insurance Company to which CCI provides investment advisory services and which have the same investment mandate
(e.g. LargeCap Growth) as the series for which the fee is calculated, will be combined with the assets of the series to arrive at net assets.

If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

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                                                            Compensation Table
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                                                      Fund Net Assets Managed by CCI

                         First        Next         Next         Next         Next        Next          Next          Next         Over
Fund                   $50         $50 million     $100         $200      $350           $750      $500 million      $2.5         $4.5
----                   ----        -----------     -----        -----     -----          -----     ------------      -----        ----
                        million                   million      million     million      million                     billion      billion
                        -------                   -------      -------     -------      -------                     -------      -------

LargeCap Growth Fund    0.2643%      0.2448%      0.2154%      0.1762%     0.1273%      0.0881%       0.0587%       0.2448%      0.1664%
---------------------- ----------- ------------ ------------ ------------ ----------- ------------ -------------- ------------ ------------

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                                                      Fund Net Assets Managed by CCI

                                    First          Next            Next            Next            Over
Fund                             $25 million    $75 million    $100 million    $100 million    $300 million
----                             -----------    -----------    ------------    ------------    ------------

MidCap Growth Fund                 0.3916%        0.3133%        0.2643%         0.2252%         0.3427%
------------------------------- -------------- -------------- --------------- --------------- --------------- --------------- --------------

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                Fund Net Assets Managed by CCI

                                Fund All Assets

                    Partners SmallCap Growth Fund III 0.50%
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